                                                                    EXHIBIT 12

                           AMERICAN EXPRESS COMPANY
         COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                              Three Months                Years Ended December 31,
                                             Ended March 31,    -----------------------------------------
                                                 2006             2005       2004       2003       2002
                                             ---------------    --------   --------   --------   --------
Earnings:
  Pretax income from continuing operations     $    876         $  4,248   $  3,831   $  3,415   $  3,021
  Interest expense                                  608            2,168      1,659      1,606      1,832
  Other adjustments                                  35              150        151        154        174
                                             ---------------    --------   --------   --------   --------
Total earnings (a)                             $  1,519         $  6,566   $  5,641   $  5,175   $  5,027
                                             ---------------    --------   --------   --------   --------

Fixed charges:
  Interest expense                             $    608         $  2,168   $  1,659   $  1,606   $  1,832
  Other adjustments                                  26              151        145        139        151
                                             ---------------    --------   --------   --------   --------
Total fixed charges (b)                        $    634         $  2,319   $  1,804   $  1,745   $  1,983
                                             ---------------    --------   --------   --------   --------

Ratio of earnings to fixed charges (a/b)           2.40             2.83       3.13       2.97       2.54

Included in interest expense in the above computation is interest expense related to the international banking operations and the cardmember lending activities, which is netted against net investment income and cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for under the equity method.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.